UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Evercore Partners Inc.

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Beginning on June 10, 2013, Evercore Partners Inc. sent the following communication to certain of its stockholders:

June 10, 2013

Dear fellow stockholder,

Background

We are seeking your approval to amend our equity incentive plan to increase the number of shares available under the plan by 5 million shares, which is included as Proposal No. 2 in our proxy materials. We are a people-based business, and equity is a fundamental element of our pay-for–performance compensation philosophy. We believe equity-based compensation is the best way to help ensure that the long-term objectives of stockholders and employees are aligned because equity compensation is a more powerful tool than cash or other forms of deferred compensation for attracting, retaining and motivating our talent.

In conjunction with Proposal No. 2, we have agreed to use our recently expanded stock repurchase program to ensure that our outstanding shares do not increase due to our annual bonus equity awards over the next three years. We have already achieved this objective for the last three years. We also have committed to maintain our average three year burn rate at or below 2.5%, subject to our ability to reserve the necessary flexibility to address unusual circumstances that may arise. In the last three years, we have had an average burn rate of less than 1% when forfeitures and stock buybacks are taken into account.

In almost seven years, we have not increased the number of shares authorized for issuance under the plan, which demonstrates how efficiently and prudently we have managed the share pool. However, we have grown significantly over the past few years. From 2007 to 2012, our headcount has grown from 300 to 900 employees.

We recognize that some institutional investors consider reports from advisory firms in their proxy voting decisions, such as Institutional Shareholder Services (ISS), which recommended against Proposal No. 2. We spent considerable time in the past year working to educate ISS and stockholders regarding our organization and our objectives for the plan. We were pleased that ISS’ analysis this year more accurately reflected our corporate structure, though in the end we were not surprised by their recommendation. We have a fundamentally different view from them regarding the appropriate assessment of the key role our share buyback plan has in evaluating our deferred compensation plan. The following are our observations regarding the ISS analysis.

As Part of its Qualitative Analysis, ISS acknowledged Several Reasons to Support Proposal No. 2

In analyzing ISS’ recommendation on Proposal No. 2, it is important to note that ISS acknowledged several positive aspects concerning the plan and our use of equity, such as:

•	our belief that we have prudently and efficiently managed the share pool under the plan, evidenced by the fact that we have not increased the number of shares authorized under it since its inception;

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the amendment is needed because, based on our grant history, we currently do not have enough equity remaining under the plan to support annual bonuses and grants to new hires to attract and retain the most talented individuals;

•	our commitment to use our expanded share repurchase program to offset the dilutive effect of annual bonus equity awards; and

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the proposed plan would prohibit “liberal share recycling,” does not include evergreen provisions and does not have a single trigger change of control provision - all features that are in keeping with best practices.

ISS’ Burn Rate and SVT Analysis of Proposal No. 2 is Based on Flawed “Peer Group” Data

ISS’ negative recommendation on our share authorization request was driven primarily by the results of their proprietary quantitative analysis of our modified burn rate and shareholder value transfer (SVT). ISS determined that our modified burn rate and SVT calculations exceeded ISS’ allowable caps, which were determined based on modified burn rate and SVT calculations for a not fully disclosed “peer group” of companies in the 4-digit GICS (global industry classification standards) Diversified Financials classification. Unfortunately, ISS only disclosed the identity of a limited number of companies in this “peer group,” which comprise an undisclosed percentage of the entire “peer group.”

The disclosed peer group for EVR includes a limited number of comparable advisory firms, but also includes asset managers with differing capital requirements (alternative asset managers may have higher capital requirements consistent with their funding commitments) and brokers who will have higher capital requirements consistent with their customer lending, trading and underwriting and other leverage driven businesses. Below is a list of several of the disclosed companies in our peer group.

Advisory Focused	Asset Management	Brokerage
Evercore Greenhill Duff & Phelps*	Blackstone American Capital Calamos Asset Management Eaton Vance Fortress Walter Investment Management Och-Ziff Oppenheimer	FBR Gleacher* GFI Piper Jaffray Cowen Stifel SWS Ladenburg Thalmann

*	No longer public or being liquidated

In our view, it is clear that any conclusions drawn from this “peer group” are likely to be unsound. Our business, strategy, capital requirements, employee population and compensation structure is entirely unlike that of many of the companies within the purported “peer group.” Most significantly, including capital intensive companies in the same peer group with Advisory Focused and conventional Asset Managers likely results in a comparative advantage for capital intensive companies in ISS’ quantitative analysis.

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The inclusion of Capital Intensive firms in the “Peer Group” and the Exclusion of Stock Buy Backs Overstates the Relative Dilution and Cost of our Plan

ISS’ computations of burn rate and SVT are based on the weighted average shares outstanding for the period being measured. Consistent with their business model and regulatory requirements, capital intensive firms are less likely to reduce their shares outstanding through stock buybacks on the same scale as non-capital intensive Advisory Focused firms. As an Advisory Focused firm, our revenues are not tied to our capital or leverage, but are instead fee based and the level of annual compensation is aligned with the revenues earned and deferred equity compensation is awarded as an element of that annual compensation (rather than in addition to the performance based compensation). Given that our business is not capital intensive, we are able to return more than 100% of our earnings to our stockholders, principally through share repurchase transactions. However, ISS’ calculations fail to take into account our consistent historical practice of offsetting the impact of equity awards through stock repurchases and our commitment to do so in the future. Without taking repurchases into account in determining equity grants, a corporate action our stockholders have overwhelmingly supported, we are unfairly penalized in burn rate and SVT calculations because the total shares outstanding is reduced by stock buybacks but not the shares granted.

When compared to direct competitors Greenhill (GHL) and Lazard (LAZ), using ISS’ calculations, our adjusted and unadjusted burn rate is reasonable. Our unadjusted burn rate for all equity grants (taking into account forfeited shares) has averaged 5.9% over the past three years, and, when taking into account share repurchases, our burn rate has averaged less than 1% over the same time period. In addition, over the same time period, we have repurchased more shares than we have issued in connection with annual bonus equity awards, thereby offsetting the dilutive effect of annual bonus equity compensation.

ISS’ Adjusted Burn Rate Methodology Skews its Analysis

In addition to failing to recognize the accretive effects of stock repurchases in calculating burn rate, ISS “adjusts” the number of full-value awards, such as RSUs, based on stock volatility. For Evercore, ISS actually doubles the number of our RSUs in calculating our adjusted burn rate. This unfairly penalizes us and firms like us which use RSUs instead of options. As a matter of principle, we believe that RSUs are a more appropriate form of deferred equity compensation because they are part of our overall strategy of developing compensation programs that are not designed to encourage excessive risk-taking. Unlike options, RSUs encourage our employees to think like a stockholder from the date of grant rather than be unaffected by stock-price drops below the strike price. RSUs also encourage employee alignment because each RSU held by an employee is exposed to the same economic opportunity and risk, unlike with options, where employees would face different economic risks and opportunities based on when they joined the firm.

Our Compensation Practices and our use of Equity have led to Superior Results

Over the last five years, 95% of annual bonus equity awards were granted to employees who had direct revenue generating responsibilities. Unlike most of our competitors, these are the employees who have and will continue to generate our superior revenue and Total Shareholder Return (“TSR”). It is important to emphasize that over the last five years our TSR as calculated by ISS was 9.97%, compared to 1.7% for the S&P 500

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Index and -1.97% for the entire ISS “peer group.” In comparison to ISS’s calculation of GHL’s and LAZ’s 5 year average TSR of -1.71% and -4.12%, respectively, our performance also stands out. Our compensation is tied directly to contribution to our business, not seniority or role. Furthermore, annual bonus equity awards are delivered as a component of an employee’s annual incentive compensation amount, not as a supplement, and are always based on services already performed and revenue already generated.

Our goal at Evercore is to create the premier global independent investment banking advisory firm delivering superior returns to our stockholders. We have made significant progress toward this goal, but in order to continue delivering superior returns we need to continue to attract, retain and motivate the best talent in the business. Sustaining the compensation strategies that have served us well is fundamental to our continued success in attracting and retaining such talent and to our overall continued progress.

For all these reasons, our Board recommends that you vote “FOR” Proposal No. 2. Please take a few minutes to vote your shares today. Your vote is very important.

Sincerely yours,

/s/ Adam B. Frankel
Adam B. Frankel
Senior Managing Director and General Counsel

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